EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

State of
Subsidiary	Incorporation

Alternative Youth Services, Inc.	Delaware
Arbor E&T, LLC	Kentucky
Arbor PEO, Inc.	Delaware
Capital TX Investments, Inc.	Delaware
CATX Properties, Inc.	Delaware
CNC/Access, Inc.	Rhode Island
Community Advantage, Inc.	Delaware
Community Alternatives Illinois, Inc.	Delaware
Community Alternatives Indiana, Inc.	Delaware
Community Alternatives Kentucky, Inc.	Delaware
Community Alternatives Missouri, Inc.	Missouri
Community Alternatives Nebraska, Inc.	Delaware
Community Alternatives New Mexico, Inc.	Delaware
Community Alternatives Texas Partner, Inc.	Delaware
Community Alternatives Virginia, Inc.	Delaware
Creative Networks, L.L.C.	Arizona
Normal Life, Inc.	Kentucky
PeopleServe, Inc.	Delaware
Res-Care Alabama, Inc.	Delaware
Res-Care Arkansas, Inc.	Delaware
Res-Care California, Inc. d/b/a RCCA Services	Delaware
ResCare Finance, Inc.	Delaware
Res-Care Idaho, Inc.	Delaware
Res-Care Illinois, Inc.	Delaware
ResCare International, Inc.	Delaware
Res-Care Iowa, Inc.	Delaware
Res-Care Kansas, Inc.	Delaware
Res-Care Michigan, Inc.	Delaware
Res-Care New Jersey, Inc.	Delaware
Res-Care Ohio, Inc.	Delaware
Res-Care Oklahoma, Inc.	Delaware
ResCare Pennsylvania Health Management Services, Inc.	Delaware
ResCare Pennsylvania Home Health Associates, Inc.	Delaware
Res-Care Premier, Inc.	Delaware
Res-Care Training Technologies, Inc.	Delaware
Res-Care Washington, Inc.	Delaware
Res-Care Wisconsin, Inc.	Delaware
RSCR California, Inc.	Delaware
RSCR West Virginia, Inc.	Delaware
Southern Home Care Services, Inc.	Georgia
Tangram Rehabilitation Network, Inc.	Texas
Texas Home Management, Inc.	Delaware
The Academy for Individual Excellence, Inc.	Delaware
THM Homes, Inc.	Delaware
Youthtrack, Inc.	Delaware